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                                                                    EXHIBIT 99.2

July 17, 2003

Dear Investors and Analysts,

To make more efficient use of the time allocated for this morning's conference call, we are providing detailed variance information on our operating and non-operating expenses to assist you in analyzing Delta's June 2003 quarterly results. This information is intended to supplement that provided in the conference call (scheduled for 10:00 a.m. ET today) and in the earnings release. Please see Note 1 to the Consolidated Statements of Operations for a reconciliation of certain financial measures including and excluding unusual items. June quarter revenue performance will be discussed in the conference call.

Please feel free to call me at 404-715-6679 if you have any questions. Thank you for your continued support of Delta Air Lines.

Gail Grimmett

                       SUPPLEMENTAL JUNE 2003 QUARTER DATA

JUNE 2003 QUARTER VS. JUNE 2002 QUARTER

-        Total operating expenses for the quarter decreased 14% to $3.1 billion.
         Operating expenses, excluding unusual items, decreased 2% to $3.5 billion on a 10.7% decrease in capacity.

-        Excluding unusual items, Delta's total unit cost increased 9.7% to
         10.95 cents from 9.98 cents and fuel price neutralized unit costs increased 7.4% to 10.72 cents from 9.98 cents.

- Salaries and related costs increased 2% due primarily to increased pension expense, growth at ASA and Comair, and contractual increases for pilots offset by headcount reductions.

- Aircraft fuel expense increased 9% due primarily to an increase in fuel prices, offset somewhat by capacity reductions. Delta's average fuel price per gallon, including hedge proceeds, increased 21% to 76.29 cents from 63.13 cents.

- Depreciation and amortization increased 3% due primarily to amortization of completed technology projects.

- Contracted services expense decreased 9% due primarily to renegotiated rates as well as reduced spending initiatives.

- Landing fees and other rents were relatively flat due primarily to increased landing fee rates offset by lower landing fees resulting from decreased capacity.

- Aircraft maintenance materials and outside repairs decreased 12% primarily due to reduced maintenance volume and materials consumption.

- Other selling expenses decreased 11% due primarily to lower booking fees resulting from a decrease in capacity and a reduction in advertising costs.

- Passenger commissions declined by 44% primarily due to changes in our commission rate structure that became effective on March 20, 2002.

- Passenger service expense decreased 22% due primarily to capacity reductions and other cost savings initiatives.

- Other expenses decreased 11% primarily due to lower insurance costs due to lower rates and capacity, as well as lower communications and supplies costs

- Interest expense increased 12% primarily as a result of higher levels of debt outstanding.

-        Interest income decreased 22% due primarily to lower interest rates.


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OTHER ITEMS
Aircraft Fleet

Our aircraft fleet, orders, options and rolling options at June 30, 2003 are summarized in the following table. Options have scheduled delivery slots. Rolling options replace options and are assigned delivery slots as options expire or are exercised.

                           CURRENT FLEET
                  ----------------------------
                                                                       ROLLING
AIRCRAFT TYPE     OWNED      LEASED      TOTAL     ORDERS    OPTIONS   OPTIONS
------------------------------------------------------------------------------
B-737-200            4         48         52         --         --         --
B-737-300           --         26         26         --         --         --
B-737-800           71         --         71         61         60        230
B-757-200           77         44        121         --         20         40
B-767-200           15         --         15         --         --         --
B-767-300            4         24         28         --         --         --
B-767-300ER         51          8         59         --         10          9
B-767-400           21         --         21         --         24          1
B-777-200            8         --          8          5         20         12
MD-11                8          6         14         --         --         --
MD-88               63         57        120         --         --         --
MD-90               16         --         16         --         --         --
EMB-120              8         --          8         --         --         --
ATR-72               4         15         19         --         --         --
CRJ-100/200         89        122        211         15        183         --
CRJ-700             27         --         27         31        165         --
                -------------------------------------------------------------
Total              466        350        816        112        482        292
                ==============================================================